Exhibit 99.01

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Edelman

Colleen Kuhn

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Immersion Corporation Reports Fourth Quarter and Fiscal 2014 Results

Record December Quarter Revenue of $13.6 million and Eighth Consecutive Quarter of Profitability;

Record Fiscal 2014 Revenue of $52.9 million

SAN JOSE, Calif., February 26, 2015 — Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the fourth quarter and year ended December 31, 2014.

Results for the three months ended December 31, 2014

Total revenues for the fourth quarter of 2014 were $13.6 million, an increase of 13% compared to $12.1 million for the fourth quarter of 2013. Royalty and license revenues of $13.3 million for the fourth quarter of 2014 were up 15% from the same period last year.

Net income for the fourth quarter of 2014 was $1.0 million, or $0.04 per diluted share. This compares to net income of $37.4 million, or $1.26 per diluted share, for the fourth quarter of 2013. Net income for the fourth quarter of 2013 included an income tax benefit of $36.8 million, or $1.24 per diluted share, resulting primarily from the release of a tax valuation allowance relating to net deferred tax assets.

Non-GAAP net income for the fourth quarter of 2014 was $2.3 million, or $0.08 per diluted share, compared with non-GAAP net income of $38.6 million, or $1.30 per diluted share, for the fourth quarter of 2013. Non-GAAP net income for the fourth quarter of 2013 included an income tax benefit of $36.8 million, or $1.24 per diluted share, resulting primarily from the release of a tax valuation allowance relating to net deferred tax assets. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

Results for the twelve months ended December 31, 2014

Revenues for fiscal 2014 were $52.9 million, an increase of 12% as compared to $47.5 million for fiscal 2013. Royalty and license revenue for fiscal 2014 totaled $51.8 million, an increase of 12% over $46.2 million for fiscal 2013.

Net income for fiscal 2014 was $4.1 million, or $0.14 per diluted share, as compared to $40.2 million, or $1.37 per diluted share, for fiscal 2013. Net income for 2013 included an income tax benefit of $36.5 million, or $1.24 per diluted share, resulting primarily from the release of a tax valuation allowance relating to net deferred tax assets.

Non-GAAP net income for fiscal 2014 was $9.4 million, or $0.32 per diluted share, as compared to $44.8 million, or $1.53 per diluted share. Non-GAAP net income for 2013 included an income tax benefit of $36.5 million, or $1.24 per diluted share, resulting primarily from the release of a tax valuation allowance relating to net deferred tax assets. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

As of December 31, 2014, Immersion’s cash, cash equivalents, and short-term investments were $57.3 million, compared to $71.1 million as of December 31, 2013. As of February 24, 2015, Immersion’s cash, cash equivalents, and short-term investments were $79.8 million. During fiscal 2014, the Company used $15 million to buy back approximately 1.5 million shares of its common stock under its stock repurchase program.

Management Commentary

“Fiscal 2014 was another period of strong progress for Immersion as we continued on a trajectory of profitable growth, culminating in record annual revenues,” said Vic Viegas, chief executive officer of Immersion. “Over the course of the year, we saw momentum growing for haptics in our markets, expanded our footprint with device manufacturers and began to prove the value of our solutions for mobile content providers and advertisers. In addition, we further strengthened our management team, expanded our software solutions and continued to build on our rich history of IP innovation.”

Business Outlook

“Immersion is on a path to achieve another year of strong, profitable growth in 2015 as we continue to capitalize on the growing opportunities in front of us. Based on our current outlook, we expect revenues for 2015 to be in the range of $56 million to $60 million, reflecting growth of 6% to 13% over the prior year. Assuming an effective tax rate of 35%, we expect Non-GAAP net income for 2015 to be in the range of $4 million to $8 million, which results in Non-GAAP earnings per share of $0.13 to $0.27, assuming 30 million diluted shares outstanding,” concluded Mr. Viegas.

Business Highlights

Recent developments reflect the continued expansion of Immersion’s global mobile OEM customer base in key growth regions and the strengthening of the company’s senior leadership team and Board, including:

•	New license agreements with OEMs in China for use of Immersion’s TouchSense® TS3000 software with MEIZU and Gionee.

•	New license agreement with LeTV, a leading Chinese entertainment company, to bring tactile video to its customers using Immersion’s TouchSense Engage solution.

•	The addition of Mahesh Sundaram as Vice President of Worldwide OEM Sales. An experienced and accomplished executive in the mobile and consumer entertainment markets, Mahesh is leading Immersion’s worldwide OEM sales organization to support the growing opportunities for Immersion technology.

•	The election of John Veschi to the Board of Directors. With deep experience in IP and technology management in the mobile market, John will contribute to Immersion’s efforts to expand and monetize its comprehensive IP portfolio.

Conference Call Information

Immersion will host a conference call with company management on Thursday, February 26, 2015 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the third quarter ended December 31, 2014. To participate on the live call, analysts and investors should dial +1 888-427-9419 (conference ID: 8533089) at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ:IMMR) is the leading innovator in haptic technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by reducing distractions while driving; provide realistic touch feedback when performing robotic medical procedures and training simulations; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical, and consumer electronics products from world-class companies. With approximately 1,900 issued or pending patents in the U.S., China and other countries, Immersion helps bring the digital universe to life. Hear what we have to say at blog.immersion.com.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as Non-GAAP Net Income and Non-GAAP Net Income per diluted share, because it is useful in understanding the company’s performance as it excludes certain non-cash expenses and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statement regarding positioning Immersion to capitalize on exciting market opportunities and a growing market awareness that Immersion’s touch technologies can bring richness and realism to advanced user interfaces in a wide variety of emerging industries and our expectation that revenues for 2015 will be in the range of $56 million to $60 million and non-GAAP net income for 2015 will be in the range of $4 million to $8 million.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; failure to retain key personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2014 which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, TouchSense, TouchSense TS3000, and TouchSense Engage are trademarks or registered trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

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Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2014 (Unaudited)	December 31, 2013 (1)
ASSETS
Cash and cash equivalents	$14,380	$14,136
Short-term investments	42,981	56,976
Accounts and other receivables, net	3,021	598
Deferred income taxes	9,377	7,784
Prepaid expenses and other current assets	845	690

Total current assets	70,604	80,184
Property and equipment, net	1,207	944
Deferred income tax assets	25,419	29,066
Intangibles and other assets, net	291	381

TOTAL ASSETS	$97,521	$110,575

LIABILITIES
Accounts payable	$669	$682
Accrued compensation	1,906	4,680
Other current liabilities	2,225	1,653
Deferred revenue	7,779	8,920

Total current liabilities	12,579	15,935
Long-term deferred revenue	7,827	13,441
Other long-term liabilities	512	528

TOTAL LIABILITIES	20,918	29,904

STOCKHOLDERS’ EQUITY	76,603	80,671

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$97,521	$110,575

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013 (1)
Revenues:
Royalty and license	$13,331	$11,574	$51,804	$46,154
Product sales	0	61	0	105
Development, services, and other	288	432	1,133	1,211

Total revenues	13,619	12,067	52,937	47,470

Costs and expenses:
Cost of revenues	135	76	460	462
Sales and marketing	3,258	2,646	10,896	9,338
Research and development	3,011	3,007	11,793	10,883
General and administrative	6,009	5,671	23,754	23,104
Amortization of intangibles	12	19	67	79

Total costs and expenses	12,425	11,419	46,970	43,866

Operating Income	1,194	648	5,967	3,604
Interest and other income	245	(12)	352	68

Income from continuing operations before provision for income taxes	1,439	636	6,319	3,672

Benefit (provision) for income taxes	(422)	36,767	(2,196)	36,483

Net Income	$1,017	$37,403	$4,123	$40,155

Basic net income per share	$0.04	$1.31	$0.15	$1.42

Shares used in calculating basic net income per share	27,733	28,614	28,246	28,190

Diluted net income per share	$0.04	$1.26	$0.14	$1.37

Shares used in calculating diluted net income per share	28,430	29,675	29,144	29,338

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
GAAP Net Income	$1,017	$37,403	$4,123	$40,155
Stock-based compensation	1,237	1,206	5,295	4,644

Non-GAAP Net Income	$2,254	$38,609	$9,418	$44,799

Non-GAAP Earnings Per Share	$0.08	$1.30	$0.32	$1.53

Shares used in calculating Non-GAAP Earnings per Share	28,430	29,675	29,144	29,338